UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Metro Bancorp Bancorp
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	December 9, 2009

Time:	11:00 a.m.

Place:	Four Points Sheraton 800 East Park Drive Harrisburg, PA 17111

TO OUR SHAREHOLDERS:

The 2009 Annual Meeting of Shareholders of Metro Bancorp, Inc. will be held at the Four Points by Sheraton Harrisburg, 800 East Park Drive, Harrisburg, Pennsylvania, on Wednesday, December 9, 2009 at 11:00 a.m., for the purpose of considering and voting upon the following matters:

1.	Election of Directors. The election of nine (9) directors to serve until the 2010 Annual Meeting.

2.	Other Business. Any other business properly brought before the shareholders at the meeting.

You can vote your shares of common stock if our records show that you owned the shares at the close of business on October 9, 2009 (the “Record Date”).  Your vote at the Annual Meeting is very important to us.

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) in person.  Whether or not you expect to attend the Annual Meeting, you may submit your proxy using the Internet, using a toll-free telephone number or by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope.  This proxy will not be used if you are present at the meeting and desire to vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter J. Ressler
Secretary

Harrisburg, Pennsylvania
November 5, 2009

METRO BANCORP, INC.

PROXY STATEMENT
Dated to be mailed on or about November 5, 2009

GENERAL INFORMATION

This Proxy Statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Metro Bancorp, Inc. (“Metro”).  The management of Metro and Metro Bank (the “Bank”) prepared this Proxy Statement for the Board of Directors. We first mailed this Proxy Statement and the enclosed proxy card to shareholders on or about November 5, 2009. If you hold your Metro shares in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you.  Instead, your bank or brokerage firm will forward our proxy materials to you and tell you how to provide it with voting instructions for your Metro shares.

We will pay the costs of preparing, printing and mailing the proxy and all related materials. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred to forward our proxy materials to beneficial owners of our stock, upon request of such record holders. In addition to sending you these materials, some of our directors, officers or employees may contact you, without additional compensation, by telephone, by mail or in person for the purpose of soliciting proxies or votes.

Our executive offices are located at 3801 Paxton Street, Harrisburg, PA, 17111, and our telephone number is 800-653-6104.  Our mailing address is P.O. Box 4999, Harrisburg, PA  17111.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on December 9, 2009:

This Proxy Statement, our 2008 Annual Report and our 2009 second quarter Form 10-Q are available on the Internet at:
www.cfpproxy.com/5290

This material is also available on Metro’s website in the Investor Relations section at www.mymetrobank.com.  You may access the material by choosing the “Investor Relations” button at the top of the page, and then selecting “Annual Reports” and “SEC Filings” from the items listed.

VOTING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares at the close of business on October 9, 2009 (the “Record Date”).  A total of 12,793,634 shares of common stock were outstanding on the Record Date and can vote at the Annual Meeting. You are entitled to cast one vote for each share of common stock you own.  The enclosed proxy card shows the number of shares you can vote.  We will hold the Annual Meeting if the holders of a majority of the shares of the common stock entitled to vote either vote by proxy or attend the meeting in person.

As of the Record Date, there were 40,000 shares of Series A Non-Cumulative Preferred Stock ("Preferred Stock") outstanding. Holders of Preferred Stock cannot vote at the Annual Meeting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Annual Meeting. Sign and date the proxy card and mail it back to our Transfer Agent in the enclosed prepaid envelope or you may vote using the Internet or the toll-free telephone number as provided on the enclosed proxy card.  The proxy holders named on the proxy card will vote your shares as you instruct.  If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal.  Unless you instruct otherwise, the proxy holders will vote for the election of each of the nine director nominees. If other matters are properly brought before the shareholders at the meeting, the proxy holders will exercise their judgment and vote as they determine is in the best interest of Metro and its shareholders.

What vote is required?

The holders of a majority of the aggregate outstanding shares of Metro common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Pursuant to the Pennsylvania Business Corporation Law, directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Accordingly, the nine candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors.  A majority of the shares present and having voting power at a meeting at which a quorum is present is required in order to approve any other matter submitted to a vote of the shareholders, except in the case where the vote of a greater number of shares is required by law or under the Articles of Incorporation or Bylaws.  Abstentions and broker non-votes will be counted as shares for purposes of determining whether there is a quorum, but will not be counted or voted in favor of the election of directors or on any other matter that may be brought before the Annual Meeting. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the applicable stock exchange or other organization of which they are members. Currently, most brokers are permitted by the applicable stock exchange of which they are members to exercise discretion with respect to voting for the election of directors and may vote your shares for the nine director nominees even if you have not provided voting instructions. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the omitted votes are referred to as “broker non-votes”.

What if other matters come up at the Annual Meeting?

The election of directors as described in this Proxy Statement is the only matter we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxy holders named in the enclosed proxy card will exercise their judgment to vote your shares in a manner that they deem to be in the best interests of Metro and its shareholders.

How are votes counted?

Our judges of election will manually count all votes, which are cast in person or by proxy at the Annual Meeting.  Voting is an important right of shareholders.  If you abstain or otherwise fail to cast a vote on any matter, the abstention or failure is not a vote and will not be counted.   Broker non-votes (shares of common stock held in record name by your broker or nominee and are not voted because (i) you have not provided voting instructions, (ii) the broker or nominee does not have discretion to vote on your behalf or (iii) the broker or nominee has indicated on the proxy that it does not have authority to vote on such matters) will also not be counted as votes cast. Your broker or nominee may exercise discretion and vote shares held of record for the election of directors even if you have not provided voting instructions.

Can I change my vote after I return my proxy card or vote by telephone or the Internet?

Yes.  At any time before the vote on a proposal, you can change your vote either by:

•    giving Metro’s secretary a written notice revoking your proxy;
•    signing, dating and returning to us a new proxy; or
•    placing a second telephone or Internet vote.

We will honor the proxy card or the telephone or Internet vote with the latest date.

Can I vote in person at the Annual Meeting?

Yes.  We encourage you to complete and return the proxy card or vote using the Internet or the toll-free telephone number to ensure that your vote is counted.  However, you may attend the Annual Meeting and vote in person whether or not you have previously voted by proxy.  Your vote in person will automatically revoke a previously submitted vote by proxy.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL SHAREHOLDERS

The following table sets forth certain information, as of October 9, 2009, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and by our directors and named executive officers as a group.  In addition, the table includes information with respect to other persons known to us who own or may be deemed to own more than five percent of our common stock as of October 9, 2009.

The address for each director and named executive officer is c/o Metro Bancorp, Inc., 3801 Paxton Street, Harrisburg, PA 17111.

			Percent of Outstanding
Name of Beneficial	Number of Shares		Common Stock
Owner or Identity of Group	Beneficially Owned	1	Beneficially Owned
Directors

James R. Adair	34,950	2	*
John J. Cardello, CPA	17,751	3	*
Jay W. Cleveland, Jr.	7,695	4	*
Douglas S. Gelder	149,528	5	1.17%
Alan R. Hassman	227,301	6	1.77%
Howell C. Mette	143,635	7	1.12%
Gary L. Nalbandian	495,001	8	3.81%
Michael A. Serluco	200,206	9	1.56%
Samir J. Srouji, M.D.	167,733	10	1.31%

Named Executive Officers Who are not Directors

Mark A. Zody	103,580	11	*
Rory G. Ritrievi	6,298	12	*
Mark A. Ritter	3,633	13	*
James R. Ridd	60,635	14	*
All Directors and Named Executive Officers
of Metro, as a group (13 Persons)	1,617,946	15	12.24%

Other Five Percent Beneficial Shareholders

Wellington Management Company, LLP
75 State Street
Boston, MA 02109	1,263,635	16	9.88%

* less than 1%

1
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after October 9, 2009.  Shares subject to outstanding stock options, which an individual has the right to acquire within 60 days after October 9, 2009, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only.  Beneficial ownership may be disclaimed as to certain of the securities.

2	Includes 836 shares owned by Mr. Adair’s wife and 20,016 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 2001 Directors Stock Option Plan.

3	Includes 12,834 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 2001 Directors Stock Option Plan.

4 5 6
Includes 1,118 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 2001 Directors Stock Option Plan.

Includes 27,198 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 1990 and 2001 Directors Stock Option Plans.  As of the record date, Mr. Gelder has pledged 115,323 shares of Metro common stock in connection with real estate and business loans with the Bank.

Includes 55,358 shares owned by Mr. Hassman’s wife and 27,198 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 1990 and 2001 Directors Stock Option Plans.  As of the record date, Mr. Hassman has pledged 121,113 shares of Metro common stock in connection with business loans with the Bank.

7	Includes 27,198 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 1990 and 2001 Directors Stock Option Plans.

8
Includes 113,128 shares held by Mr. Nalbandian’s individually directed participant account in the NAI/CIR Profit Sharing Trust with respect to which Mr. Nalbandian has sole voting power and 4,424 shares held in trust by Mr. Nalbandian for the benefit of Mr. Nalbandian’s child. Also includes 188,286 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 1996 and 2006 Employee Stock Option Plans.  As of the record date, Mr. Nalbandian has pledged 73,496 shares of Metro common stock in connection with a line of credit with another financial institution.

9	Includes 9,243 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 2001 Directors Stock Option Plan.

10
Includes 58,701 shares owned by Dr. Srouji’s wife, 1,162 shares owned jointly by Dr. Srouji and his wife and 25,456 shares held by Dr. Srouji’s self-directed participant account in the Plastic Surgery P.C. Profit Sharing Plan.  Also includes 23,607 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 1990 and 2001 Directors Stock Option Plans.

11
Includes 48,567 shares owned jointly by Mr. Zody and his wife.  Also includes 52,076 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 1996 and 2006 Employee Stock Option Plans.

12	Includes 494 shares owned jointly by Mr. Ritrievi and his wife. Mr. Ritrievi terminated his employment with the Bank on February 23, 2009.

13	Includes 2,250 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 2006 Employee Stock Option Plans.

14	Includes 30,608 shares of Metro common stock issuable upon the exercise of stock options granted under Metro’s 1996 and 2006 Employee Stock Option Plans.

15
Includes an aggregate of 421,632 shares of Metro common stock issuable to directors and named executive officers of Metro under Metro’s 1990 and 2001 Stock Option Plans for Non-Employee Directors and Metro’s 1996 and 2006 Employee Stock Option Plans.

16	Based on information provided by the shareholder to Metro, Wellington Management, on behalf of its client accounts, held 1,263,635 shares, and had voting power over 1,095,535 shares.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and persons who own more than 10% of our common stock must file reports with the SEC indicating the number of shares of Metro’s common stock they beneficially own and changes in the beneficial ownership.  All such persons are required by the SEC to furnish Metro with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2008, we believe all Section 16(a) filing requirements applicable to these persons were timely complied with, except that (a) Douglas S. Gelder inadvertently filed a Form 4 late in connection with the purchase of shares of common stock and (b) due to an internal communication error, all of the Forms 4 that were required to be filed by each director and executive officer in connection with the award of stock options by the Compensation Committee at its February 22, 2008 meeting were filed one day late.

ELECTION OF DIRECTORS OF METRO

 The Bylaws of Metro provide as follows:

•	the Board of Directors may, from time to time, fix the number of directors;
•	the Board will consist of not less than five nor more than twenty-five directors; and
•	directors will be elected for a one-year term.

The Board of Directors by resolution has set at nine the number of persons to be elected to the Board of Directors at the Annual Meeting.  Pursuant to the Pennsylvania Business Corporation Law, the election of directors will be determined by a plurality vote and accordingly, the nine nominees receiving the most “FOR” votes will be elected.  Shares may be voted “FOR” or withheld from each nominee.  Abstentions and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the shares cast for the directors.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nine nominees as named herein.

All of the nominees are currently members of the Board of Directors and each of them has consented to serve if elected. Metro does not have separate classes of directors. Although we do not know of any reason why any of these nominees might not be able to serve, we will propose a substitute nominee if any nominee is not available for election.

The proxy holders named on the proxy card intend to vote for the election of the nine persons listed as director nominees to serve until the 2010 Annual Meeting and until their respective successors have been duly qualified and elected.  If you return a signed proxy card without voting instructions, your proxy will be voted in favor of the election of those nominees.  Each nominee is currently a director of both Metro and the Bank.   All nominees for election were unanimously recommended by the Board of Directors.

The following table shows the name, age, positions with Metro and the Bank and length of board service for each nominee for election as director.

Name & Age	Position with Metro and the Bank	Director Since

Gary L. Nalbandian, 66	Chairman, President and CEO of Metro and the Bank	1985

James R. Adair, 61	Director of Metro and the Bank	2001

John J. Cardello, CPA, 49	Director of Metro and the Bank	2004

Jay W. Cleveland, Jr., 43	Director of Metro and the Bank	2007

Douglas S. Gelder, 60	Director of Metro and the Bank	1988

Alan R. Hassman, 69	Director of Metro and the Bank	1985

Howell C. Mette, Esquire, 81	Director of Metro and the Bank	1985

Michael A. Serluco, 68	Director of Metro and the Bank	1985

Samir J. Srouji, M.D., 73	Director of Metro and the Bank	1985

Except as otherwise stated below, the principal occupation indicated has been the person’s principal occupation for at least the last five years, based upon information furnished by the nominees.

Gary L. Nalbandian.  Mr. Nalbandian, a director of the Bank since 1985 and of Metro since 1999, has been Chairman of the Bank since 1985 and Metro since 1999.  Mr. Nalbandian has been President/CEO of the Bank and Metro since February 15, 2002.  Mr. Nalbandian has also been the Vice President/Treasurer/Secretary of NAI/Commercial-Industrial Realty Co. (NAI/CIR), Wormleysburg, PA since 2002.

James R. Adair.  Mr. Adair, a director of the Bank and of Metro since 2001, is the Owner of Adair Construction Services.

John J. Cardello, CPA.  Mr. Cardello, a director of the Bank and of Metro since 2004, is a Partner at Seligman, Friedman and Company, P.C., in York, PA, which engages in the accounting and consulting business.

Jay W. Cleveland, Jr.  Mr. Cleveland, a director of the Bank and of Metro since 2007, is the President and CEO of Cleveland Brothers Equipment Company (a Caterpillar dealer) in Murraysville, PA.

Douglas S. Gelder.  Mr. Gelder, a director of the Bank since 1988 and of Metro since 1999, is the President and Owner of DSG Development (a land development company) in Hershey, PA.

Alan R. Hassman.  Mr. Hassman, a director of the Bank since 1985 and of Metro since 1999, is the President of ARH, Inc. and Keystone Lodging Enterprises, in Camp Hill, PA, which engages in the restaurant and hotel business.

Howel1 C. Mette, Esquire.  Mr. Mette, a director of the Bank since 1985 and of Metro since 1999, is a shareholder in the law firm, Mette, Evans & Woodside in Harrisburg, PA.

Michael A. Serluco. Mr. Serluco, a director of the Bank since 1985 and of Metro since 1999 is the owner of Consolidated Properties in Wormleysburg, PA, which engages in the business of real estate investment.

Samir J. Srouji, M.D.  Dr. Srouji, a director of the Bank since 1985 and of Metro since 1999 is a physician-surgeon at Plastic Surgery, P.C., in Camp Hill, PA.

Process for Identifying and Evaluating Nominees for Director. The Nominating and Corporate Governance Committee will utilize current members of the Board of Directors, management and other appropriate sources to identify potential nominees.  The Committee will conduct all appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors, and recommend nominees for approval by the Board of Directors and shareholders.  The Committee’s process for the consideration of potential nominees will be the same for nominees identified by shareholders, as well as the other sources identified above.

The Nominating and Corporate Governance Committee will receive and consider nominee recommendations that shareholders address to the Corporate Secretary of Metro at the address listed on the first page of this Proxy Statement. If shareholders wish to nominate candidates for election at Metro’s Annual Meeting, however, they must comply with additional procedures contained in Metro’s Bylaws.  To nominate someone at the Annual Meeting, you must deliver or mail a notice to the Secretary of Metro no less than 45 days prior to the date of the Annual Meeting.  Your notice must state your name, residence address and a representation that you are a holder of record of common stock of Metro entitled to vote  (include the number of shares of Metro that you own) at such meeting and intend to appear in person or by proxy at the meeting to vote for the person or persons nominated.  Your notice must also contain the following information on each proposed nominee:

•	the name, address and age of the nominee;
•	the principal occupation of the nominee;
•	the number of shares of Metro’s common stock owned by the nominee;
•	the total number of shares that, to your knowledge, will be voted for the nominee;
•	a description of all arrangements and understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by you;
•
such other information regarding each nominee proposed by you as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and Corporate Governance Committee; and

•	the consent of each nominee to serve as a director of Metro if so elected.

If you do not follow this procedure, the Chairman of the meeting will disregard your nomination made at the Annual Meeting, and the judges of election will disregard any votes cast for your nominee.

Director Qualifications. Nominees for director will be selected on the basis of outstanding achievement in their careers; Board experience; education; independence under applicable NASDAQ and SEC rules; financial expertise; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board of Directors and committee duties. Generally, nominees should also have experience in the financial services industry or knowledge about the issues affecting the financial services industry. Nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Metro's shareholders. They must also have an inquisitive and objective perspective, practical experience and mature judgment. Metro endeavors to have a Board of Directors representing diverse experiences and policy-making levels in business, government, education and technology, and in other areas relevant to Metro's activities. Directors are expected to attend scheduled Board and committee meetings and to be prepared for the meetings by reviewing the materials provided to them in advance of the meetings. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of shareholders.

Additional criteria apply to directors being considered to serve on a particular committee of the Board of Directors. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand financial statements.

The Nominating and Corporate Governance Committee assesses the appropriate size of the Board in accordance with the limits fixed by Metro's Bylaws, whether any vacancies on the Board are expected and which incumbent directors will stand for re-election at the next Annual Meeting of Shareholders. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Nominating and Corporate Governance Committee and other Board members, as well as management, shareholders and other parties. The Nominating and Corporate Governance Committee also has the authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

In the case of an incumbent director, the Nominating and Corporate Governance Committee reviews such director's service to Metro during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director's independence, as well as any special qualifications required for membership on any committees on which such director serves.

In the case of a new director candidate, the Nominating and Corporate Governance Committee will evaluate whether the nominee is independent, as independence is defined under applicable NASDAQ Marketplace Rules (“NASDAQ Rules”), and whether the nominee meets the qualifications for director outlined above, as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Corporate Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee or the Board of Directors will interview the nominee in person or by telephone.

Upon completing the evaluation, and the interview in the case of a new candidate, the Nominating and Corporate Governance Committee makes a decision as to whether to recommend that the Board of Directors nominate the director candidate for election at the Annual Meeting.

CORPORATE GOVERNANCE

The corporate governance policies of Metro are set forth in the Corporate Governance Guidelines approved by the Board of Directors. The Corporate Governance Guidelines include information regarding the functions, responsibilities, qualifications and composition of the Board of Directors and other matters.  A copy of the Corporate Governance Guidelines, as approved by the Board of Directors can be found on Metro’s website at www.mymetrobank.com, under the “Investor Relations” section in “Corporate Governance Highlights” and is available in print to any shareholder requesting a copy by writing to the Corporate Secretary at the address given on Page 1 of this Proxy Statement.

Our Codes of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics (“the Code”) for our directors, officers and employees. The Code complies with the requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ listing standards. Metro provides a copy of the Code to each director, officer and employee.

Metro has also adopted a Code of Ethics for Senior Financial Officers that is applicable to its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller and any other person performing similar duties.

Each of the above mentioned codes require that any exception or waiver to any provision for directors or applicable officers be submitted for approval to the Board of Directors and such exceptions will be publicly disclosed as required by law, SEC regulation or the NASDAQ Rules.  A copy of each code can be found under the “Corporate Governance Highlights” in the “Investor Relations” section of Metro’s website at www.mymetrobank.com and is available in print to any shareholder who requests a copy by writing to the Corporate Secretary at the address given on Page 1 of this Proxy Statement.

Independence of Directors

As permitted by the NASDAQ Rules, to assist the Board in evaluating the independence of each of its directors, the Board has adopted categorical standards of independence.  Applying these standards, the Board of Directors has determined that all directors, with the exception of Gary L. Nalbandian, are independent as defined in the applicable NASDAQ Rules. The categorical standards adopted and applied by the Board consist of the following business or charitable relationships which the Board has determined are not material relationships that would impair a director’s independence:

•
Lending relationships, deposit relationships or other financial service relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, insurance and related products, private banking, investment management, custodial, securities brokerage, cash management and similar services) between Metro or the Bank, on the one hand, and (i) the director; and/or (ii) any Family Member of the director who resides in the same home as the director; and/or (iii) any profit or non-profit entity with which the director is affiliated by reason of being a director, officer, employee, trustee, partner and/or an owner thereof, on the other, provided that (A) such relationships are in the ordinary course of business of Metro or the Bank and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and in addition, (B) with respect to any extension of credit by the Bank to any borrower described in clauses (i) – (iii) above, such extension of credit has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Exchange Act and no extension of credit is on a non-accrual basis.

·             The fact that the director is, or has a Family Member who is, a partner in, or a controlling Shareholder or an Executive Officer of, any organization to which Metro or the Bank made, or from which Metro or the Bank received, payments for property or services in the current or any of the past three fiscal years that do not exceed 5% of the recipient's consolidated gross revenues for that year or $200,000, whichever is more.  Payments shall not include payments received solely from investments in Metro’s securities or payments received under non-discretionary charitable contribution matching programs.

•
Compensation received by the director or the director’s Family Member from Metro or the Bank if the compensation does not exceed $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence.  Compensation does not include compensation for board or board committee service; compensation paid to a Family Member who is an employee (other than an Executive Officer) of Metro or the Bank; or benefits under a tax-qualified retirement plan, or non-discretionary compensation.

•
The employment by Metro or the Bank of a Family Member of the director provided that such Family Member was or is not an executive officer of Metro and the compensation of any such Family Member was established by Metro or the Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.

For purposes of the foregoing standards of director independence, a " Family Member" means any of the director's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

For purposes of service on the Audit Committee, the Board also applies the independence standards of Exchange Act Rule 10A-3. Accordingly, the direct or indirect receipt by a director of any consulting, advisory or other compensatory fee from Metro or the Bank (excluding services as a director of Metro or the Bank) would preclude a director’s service on the Audit Committee.

Directors are requested to inform the Chairman of the Nominating and Governance Committee and the President of Metro of any change of circumstances or before serving as a director, officer, employee, partner, trustee and/or owner of an outside profit or non-profit entity so that such change in circumstances or opportunity can be reviewed for any independence issues.

Metro’s independent directors have met and will continue to meet in regularly scheduled Executive Sessions without management present.

Shareholder Communications with the Board

Shareholders who wish to communicate directly with the Board of Directors, including the non-management directors, may direct such communications in writing, via letter to the Audit Committee Chairman, c/o Metro Bancorp, Inc., 3801 Paxton Street, Harrisburg, PA 17111.  The Audit Committee Chairman will convey any and all such communications to the full Board of Directors for consideration and review or, if requested by the shareholder, to an individual Board member.

Attendance at the Annual Meeting

The Board of Directors has adopted a policy that all of its directors should be present at Metro’s Annual Meeting, absent extenuating circumstances.  All of the directors of Metro, with the exception of Jay W. Cleveland, Jr., were in attendance at the Annual Meeting of Shareholders held May 16, 2008.

Meetings and Committees of the Board of Directors

The Board of Directors met sixteen (16) times during 2008.  In 2008, each director, with the exception of Jay W. Cleveland, Jr., attended more than 75% of the total number of meetings of the Board of Directors, including all committees of Metro and the Bank, of which they are members.

Metro’s non-management directors have regularly scheduled meetings without any management directors in attendance at least two times per year.

The Board of Directors of Metro has established seven (7) committees:

•	Audit Committee;
•	Nominating and Corporate Governance Committee;
•	Compensation Committee;
•	Compliance Committee;
•	Executive Committee;
•	Oversight Committee; and
•	Real Estate Committee

Information with respect to the Audit, Nominating and Corporate Governance, Compensation, and Compliance Committees is listed below.

Audit Committee.  The Board of Directors of the Company has established an Audit Committee in accordance with section 3(a)(58)(A) of the Exchange Act. The principal duties performed by the Audit Committee include monitoring the integrity of the financial statements of Metro, reviewing the complete audit of the financial statements of Metro and its subsidiaries, reviewing and making recommendations to the Board of Directors regarding the internal auditor’s report and the certified public accountants’ audit report, reviewing the independence and performance of Metro’s independent registered public accounting firm and the pre-approval of professional services provided by the independent registered public accounting firm, reviewing the performance of Metro’s internal audit function and the monitoring of risks, which includes reviewing the adequacy of internal controls and assessing the extent to which audit recommendations have been implemented.  The members of the Audit Committee are John J. Cardello, CPA (Chairman), Douglas S. Gelder, Jay W. Cleveland, Jr., and Samir J. Srouji.  The Committee met four times in 2008.  The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro’s website, www.mymetrobank.com, under the "Investor Relations" section in "Corporate Governance Highlights.” Each member of the Committee is independent, as defined by the NASDAQ Rules and the applicable rules of the Securities and Exchange Commission (“SEC”).  The Board has determined that Mr. Cardello, a CPA, is an Audit Committee financial expert, as defined by the SEC.  The report of the Audit Committee is located on page 14 of this Proxy Statement.

Nominating and Corporate Governance Committee.  The functions of the Nominating and Corporate Governance Committee are to identify individuals qualified to become directors and recommend that the Board of Directors nominate those candidates for election to the Board, develop and recommend to the Board a set of corporate governance principles applicable to Metro and otherwise take a leadership role in shaping our corporate governance. The members of the Committee are Douglas S. Gelder (Chairman), John J. Cardello and Samir J. Srouji.  Each member of the Committee is independent, as defined by the NASDAQ Rules.  The Committee met two times during 2008. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro’s website, www.mymetrobank.com, under the "Investor Relations" section in "Corporate Governance Highlights.”

Compensation Committee.  The functions of the Compensation Committee are to evaluate Metro’s compensation policies and plans, to review and evaluate the individual performance of Metro’s directors, to establish the compensation of the directors, to evaluate, establish and approve or recommend to the full Board for approval the compensation of our named executive officers and other specified responsibilities related to personnel and compensation matters affecting Metro.  The members of the Compensation Committee are Alan R. Hassman (Chairman), Douglas S. Gelder and Michael A. Serluco. Each of the members of the Committee is independent, as defined in the NASDAQ Rules.  The Committee met three times in 2008. The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro’s website, www.mymetrobank.com, under the “Investor Relations” section in “Corporate Governance Highlights.” The Compensation Discussion and Analysis begins on page 17 of this Proxy Statement and the Compensation Committee Report appears on page 29 of this Proxy Statement. The Committee is also responsible for determining whether to recommend to our Board of Directors that the Compensation Discussion and Analysis section be included in the Annual Report on Form 10-K and Proxy Statement and for providing a Compensation Committee Report for the Proxy Statement.

Compliance Committee.  The functions of the Compliance Committee include representing and providing assistance to the Board in fulfilling its oversight responsibility relating to compliance with legal and regulatory requirements, reviewing reports of examination issued by federal and state banking authorities and other third parties with respect to legal and regulatory compliance, reviewing with the Board any issues coming to its attention regarding compliance with regulatory requirements, monitoring Metro’s compliance programs and monitoring compliance by Metro’s subsidiaries with all applicable laws, rules and regulations.  The members of the Compliance Committee are James R. Adair (Chairman), Douglas S. Gelder, Howell C. Mette and Michael A. Serluco. The Committee met six times in 2008.  The Compliance Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro’s website, www.mymetrobank.com, under the “Investor Relations” section in “Corporate Governance Highlights.”

Related Party Transaction Policy and Procedures

The Board is responsible for reviewing and approving all related party transactions. The Board adopted a written related party transactions policy on November 21, 2008.  Previously, the Board had reviewed and approved any related party transaction pursuant to an unwritten policy and procedures. Related parties of Metro include our directors, executive officers, any greater than 5% beneficial owner of Metro’s common stock and the immediate family members of any of these groups.

Transactions covered by the policy include any single or series of related transactions between Metro and any related party or to which Metro is a party and from which a related party will derive financial benefit. The following transactions are not covered by the policy:

• •
Transactions available to all employees;
Compensation or benefits paid or awarded in the ordinary course of business to an executive officer in connection with such officer’s employment, provided Metro complies with SEC reporting requirements regarding such compensation;

•  Board-approved compensation paid or awarded to a director if the compensation is required to be reported in the proxy statement;
•	A transaction arising solely from the ownership of a class of Metro’s equity securities and all holders of that class receive the same benefit; or
•	A transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

To identify related party transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires listing any transactions with us in which the director, executive officer, or their immediate family members have an interest.  We review related party transactions for potential conflicts of interest.  A conflict of interest could occur if an individual’s private interest interferes with the interests of Metro or the Bank. To prevent actual and apparent conflicts of interest between related parties and Metro, the Board has mandated periodic training sessions regarding the related party transactions policy and the other governance policies.  Our Code of Business Conduct and Ethics requires all directors, executive officers and employees who may have a potential or apparent conflict of interest to notify Metro’s Chief Risk Officer, as well as Metro’s President. Directors and executive officers are to provide reasonable notice to the Chief Risk Officer and to the President of all changes or new business activities, related party relationships and board directorships as they arise.

In addition, Metro and the Bank are subject to Federal Reserve Regulation O, which deals with loans by federally regulated banks to certain insiders, which includes an executive officer, director or 10% controlling shareholder of the applicable bank or bank holding company, or an entity controlled by such executive officer, director or controlling shareholder (“Insiders”). Metro follows a Regulation O policy that prohibits the subsidiary bank from making loans to an Insider unless the loan (i) is made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with other persons who are not subject to Regulation O and who are not employed by the Bank; and (ii) does not involve more than the normal risk of repayment or present other unfavorable features. Metro and the Bank are examined periodically by bank regulators for compliance with Regulation O. Internal controls exist within Metro and the Bank to ensure that compliance with Regulation O is maintained on an ongoing basis.

We believe that these policies provide appropriate levels of control and monitoring of the types of related party transactions that are likely to arise in the nature of our business and the associated risks.

Related-Party Transactions

Applicable SEC regulations require Metro to disclose transactions with certain related parties where the amount involved exceeds $120,000 and in which the related party has a direct or indirect material interest.  However, a person who has a position or relationship with a firm, corporation, or other entity that engages in a transaction with Metro is not deemed to have a material interest in the transaction where the interest arises only from such person’s position as a director of another entity and/or arises only from the ownership by such person (and such person’s immediate family members) in the other entity if that ownership is under 10%, excluding partnerships.  Transactions in which a related person does not have a direct or indirect material interest are not required to be disclosed.

Customer Relationships.  During 2008 and 2009, the Bank had, and expects to have in the future, loan and deposit account banking transactions in the ordinary course of business with directors, officers, and principal shareholders (and their associates) of Metro.  All loans and commitments to lend made to such persons and to the companies with which they are associated were made in the ordinary course of business, on substantially the same terms, (including interest rates, collateral on loans, and repayment terms), as those prevailing at the same time for comparable transactions with others.  Management believes that these loans present no more than the normal risk of collectability or other unfavorable features. Also, these loans and extensions of credit are governed by Regulation O. We discuss our process for managing transactions governed by Regulation O above. The loans to these persons and related companies amounted to 1% of total loans outstanding as of December 31, 2008.

Business Relationships.  In the ordinary course of business, we may enter into transactions with, or receive services from, entities affiliated with our directors or their immediate family members including the following:

Howell C. Mette, a director and 1.12% beneficial shareholder of Metro, is a shareholder (owning less than a 5% equity interest) in the law firm of Mette, Evans & Woodside, which Metro retained during 2008, and has retained for 2009.

Gary L. Nalbandian, Chairman, President and CEO of Metro and the Bank, and a 3.81% beneficial shareholder of Metro, is the Vice President/Treasurer/Secretary of NAI/Commercial-Industrial Realty Co. (“NAI/CIR”).  The Bank has utilized NAI/CIR to identify sites for its store expansions.  In connection with these transactions, NAI/CIR received commissions from independent third parties related to real estate transactions conducted on behalf of the Bank.  Mr. Nalbandian received no direct financial benefit from such commissions.

Shareholder Relationships.  As of December 31, 2008, Commerce Bancorp LLC, formerly known as Commerce Bancorp, Inc. (“Bancorp”), owned 9.25% of Metro’s common stock, 40,000 of Metro’s Series A preferred stock and 100% of Metro’s Trust Capital Securities.  In 2009, these shares and capital securities were registered in the name of TD Banknorth, Inc., an affiliate of Bancorp.  Prior to December 31, 2008, pursuant to a Master Services Agreement, Bancorp, through its affiliate, TD Bank, N.A., formerly, Commerce Bank, N.A., a national bank located in Cherry Hill, New Jersey, provided various services to the Bank including:

•	maintaining the computer wide area network;
•	proof and encoding;
•	deposit and loan account statement rendering;
•	ATM/VISA Card processing;
•	data processing;
•	advertising support; and
•	call center support.

These services were provided for a monthly fee.  The Bank paid approximately $4.7 million for services provided by Bancorp during 2008.  Insurance premiums and commissions, which were paid to a subsidiary of Bancorp, are included in this total. On and effective as of December 30, 2008, Metro and the Bank entered into a Transition Agreement with TD Bank N.A. and Commerce Bancorp, LLC (formerly Commerce Bancorp, Inc. and together with TD Bank, N.A., “TD”).  The Transition Agreement terminated the Network Agreement dated January 1, 1997, as thereafter amended in April 2002 and September 29, 2004 (the “Network Agreement”) and the Master Services Agreement dated July 21, 2006 and its addenda (the “Master Services Agreement”) by and between Metro, the Bank and/or TD (and/or their predecessors). With timely advance notice by TD under the Network and Master Services agreements, the agreements would have otherwise terminated on December 31, 2009.  The agreements were terminated prior to such date in connection with the March 2008 merger of Commerce Bancorp, Inc. into a subsidiary of TD Bank N.A.

Pursuant to the Transition Agreement, TD provided to the Bank certain transaction services, representing a continuation of the services provided to the Bank under the terms of the Master Services Agreement through July 15, 2009, at which time TD discontinued the provision of all such services, which thereafter have been provided to the Bank by other service providers. Since all services provided by TD under the Transition Agreement were terminated by or on July 15, 2009, TD paid to the Bank a fee in the amount of $6.0 million (“Incentive Fee”).

Occasionally, the Bank had sold loan participations to Commerce Bank, N.A.  At December 31, 2008, the balance of such participations outstanding was
$0.

A federal funds line of credit was established in 2007 with Commerce Bank, N.A., in the amount of $50 million, which could be drawn upon if needed.  In 2008, the amount of the line was reduced to $25 million when the Toronto-Dominion Bank acquired Commerce Bancorp, Inc., the parent of the former Commerce Bank, N.A.  The balance was $0 at December 31, 2008 and $25.5 million at December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met with management on March 13, 2009 to review and discuss Metro’s 2008 audited financial statements. As of this date, Director James R. Adair was a member of the Audit Committee; however, he voluntarily resigned from this Committee in July 2009 when he no longer satisfied the more stringent independence requirements for audit committee membership.  Mr. Adair continues to be an independent member of the Board of Directors. The Audit Committee also met with Beard Miller Company LLP, Metro’s independent accountants and discussed the matters required by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).  The Committee also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with Beard Miller Company LLP its independence.  Based on the review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Metro’s Annual Report on Form 10-K for the year ended December 31, 2008.

By:  John J. Cardello, Chairman
Jay W. Cleveland, Jr.
Douglas S. Gelder
Samir J. Srouji

DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

The following table lists the total compensation paid to Metro’s non-employee directors in 2008.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

	Fees Earned	Option	All Other
	or	Awards	Compensation	Total
Name	Paid in Cash	($)1	($)	($)

James R. Adair	$ 40,400	$ 31,827	n/a	$ 72,227

John J. Cardello	46,600	31,827	n/a	78,427

Jay W. Cleveland, Jr.	21,200	9,933	n/a	31,133

Douglas S. Gelder	36,200	31,827	n/a	68,027

Alan R. Hassman	27,900	31,827	n/a	59,727

Howell C. Mette	32,000	31,827	n/a	63,827

Michael A. Serluco	34,900	31,827	n/a	66,727

Samir J. Srouji, M.D.	33,500	31,827	n/a	65,327

1
This column shows the dollar amount recognized for financial statement purposes during 2008 for the fair value of stock options granted to Commerce’s non-employee directors during 2008, in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share Based Payment” (“FAS 123(R)”). This amount includes options granted in 2007 and 2008, as vesting for options granted prior to July 1, 2005 was accelerated in December 2005.  The full grant date fair value, under FAS 123(R), of options granted to each non-employee director in 2008 was $47,659. This is the amount Commerce will recognize for financial statement reporting purposes over the award’s vesting schedule.  Options granted in 2008 were valued at $10.65 using a Black-Scholes option pricing model in accordance with FAS 123(R). For a discussion on the valuation assumptions used, see Note 1 to Commerce’s Notes to Consolidated Financial Statements included in Commerce’s annual report on Form 10-K for the year ended December 31, 2008.  As of December 31, 2008, the aggregate number of unexercised options held by each non-employee director was as follows:

	Number of Options
Name	Vested	Unvested

James R. Adair	16,835	9,663

John J. Cardello	9,653	9,663

Jay W. Cleveland, Jr.	-	4,475

Douglas S. Gelder	24,017	33,680

Alan R. Hassman	24,017	33,680

Howell C. Mette	24,017	33,680

Michael A. Serluco	6,062	15,725

Samir J. Srouji, M.D.	24,017	33,680

Director’s Fees

Each of Metro’s directors, including Mr. Nalbandian, received an annual retainer fee of $2,000 plus a fee of $1,600 for each regular monthly meeting of the Board of Directors attended in 2008.  Each director who was an active member of the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, the Compliance Committee, and the Real Estate Committee received $500 for each committee meeting attended. Each Director who was an active member of the Executive Committee received a fee of $1,000 for each meeting attended and each director who was an active member of the Oversight Committee received $300 for each Committee meeting attended. The Chairman of the Audit Committee received an additional fee of $4,500 per quarter. The Chairman of the Nominating and Corporate Governance Committee, the Chairman of the Compensation Committee, the Chairman of the Compliance Committee and the Chairman of the Real Estate Committee received $1,000 for each meeting they attended.  The Chairman of the Oversight Committee received $600 for each meeting attended.

For 2009, the annual retainer fee was increased to $35,000; however, Board members no longer receive a fee for each regular meeting of the Board of Directors attended in 2009. For 2009, each director who is an active member of the Audit Committee, Executive Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, the Compliance Committee, the Oversight Committee and the Real Estate Committee receives $1,000 for each committee meeting attended. The members of the Audit Committee receive an annual fee of $3,000 for their membership on this committee. The Chairman of the Audit Committee receives an annual fee of $15,000 for his leadership of this committee and the Chairmen of each of the other Board committees listed in this paragraph receive an annual fee of $3,000 for leadership of their respective committees. Also, for 2009, no employee director receives any fee for his/her service as a member of the Board of Directors or for attendance at any committee meetings.

1990 and 2001 Stock Option Plan for Non-Employee Directors

Effective January 1, 1990, Metro adopted the 1990 Directors Stock Option Plan for non-employee directors (the "1990 Plan") which provides for the purchase of a total of not more than 359,171 shares of Metro’s common stock (as adjusted for all stock splits and dividends through the record date) by members of the Board of Directors of Metro. Options granted pursuant to the 1990 Plan may be exercised beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Metro, as such term is defined in the 1990 Plan. No further options may be granted under the 1990 Plan. As of October 9, 2009, options to purchase 10,773 shares of Metro’s common stock (as adjusted for all stock splits and stock dividends through the record date) were outstanding under the 1990 Plan.

Effective January 1, 2001, Metro adopted the 2001 Directors Stock Option Plan for non-employee directors (the "2001 Plan") which provides for the purchase of a total of not more than 343,100 shares of Metro’s common stock (as adjusted for all stock splits and dividends) by members of the Board of Directors of Metro and other persons who provide services to Metro but are not employees. Options may be granted under the 2001 Plan through December 31, 2010. Under the 2001 Plan, members of the Board of Directors of Metro and others who are not also employees of Metro are entitled to receive options to purchase Metro’s common stock. Options granted prior to January 1, 2005 pursuant to the 2001 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Metro, as such term is defined in the 2001 Plan. Options granted pursuant to the 2001 Plan after January 1, 2005, may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant ratably over four years or (ii) a "change in control" of Metro. On December 16, 2005 our Board of Directors approved the accelerated vesting of all outstanding unvested stock options awarded prior to July 1, 2005 to employees and directors.  This acceleration was effective as of December 18, 2005.  The decision to accelerate the vesting of the options was to enable Metro to reduce the amount of non-cash compensation expense that would have been recorded in Metro’s income statement in future periods upon the adoption of Financial Accounting Standards Board (FASB) Statement No. 123(R), “Share-Based Payment” in January 2006. Along with the accelerated vesting, we placed a restriction on the members of the Board to prevent the sale, or any other transfer, of any stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual’s termination as a director. As of October 9, 2009 options to purchase 226,370 shares of Metro’s common stock (as adjusted for all stock splits and stock dividends through the record date) were outstanding under the 2001 Plan and 127,564 shares of Metro’s common stock (as adjusted for all stock splits and stock dividends) were available for issuance under the 2001 Plan.

Both the 1990 Plan and 2001 Plan are administered by our Board, including non-employee directors. Options granted under the non-employee director plans are not "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Option exercise prices equal 100% of the fair market value of Metro's common stock on the date of option grant. The Board has the discretion to grant options under the 2001 Plan to non-employee directors or to other persons who are not employees of Metro and determine the number of shares subject to each option, the rate of option exercisability, and the duration of the options. Unless terminated earlier by the option's terms, options granted under the 1990 Plan and/or 2001 Plan expire ten years after the date they are granted.  Options are not transferable other than by will or laws of descent and distribution.  A director can exercise options only while a director of Metro or that period of time after he/she ceases to serve as determined by the Board of Directors.  If a director dies within the option period, the director’s estate may exercise the option within three months of his or her death. The number of shares subject to option and the option price will be appropriately adjusted if the number of issued shares is decreased or increased by changes in par value, a combination, stock dividend or the like.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are Alan R. Hassman (Chairman), Douglas S. Gelder and Michael A. Serluco.  No person who served as a member of the Compensation Committee during 2008 was a current or former employee of Metro or any of our subsidiaries or, except as previously disclosed, engaged in certain transactions with Metro required to be disclosed by regulations of the SEC. Additionally, there was no Compensation Committee “interlocks” during 2008, which generally means that no executive officer of Metro served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Metro.

EXECUTIVE OFFICERS

The following table shows the name, age, position, and business experience for the past five years of each of Metro’s executive officers as of October 9, 2009 determined in accordance with the rules and regulations of the SEC. Rory G. Ritrievi, who had been Executive Vice President and Market President of Metro and the Bank since June 2007, and Chief Lending Officer of Metro and the Bank since 1999, terminated his employment with Metro and the Bank as of February 23, 2009.

		Positions with Metro and/or its Subsidiaries
Name	Age	Principal Occupation

Gary L. Nalbandian	66	Chairman, President and CEO of Metro and the Bank.

Mark A. Zody, CPA	46	Executive Vice President and Chief Financial Officer
		of Metro and the Bank.

Mark A. Ritter	49	Exective Vice President and Chief Operating Officer of Metro
		and the Bank since October 2007. Prior to joining Metro in October
		2007, Mr. Ritter was the President and CEO of Sterling Financial Trust
		Company from 2001 to October 2007.

Peter M. Musumeci, Jr.	59	Executive Vice President and Chief Loan Officer of the Bank
		since June 2009. Prior to joining Metro in June 2009, Mr. Musumeci was
		Executive Vice President and Senior Credit Officer of Commerce Bancorp, Inc.
		from 1974 to June 2008.

D. Scott Huggins	59	Senior Vice President and Chief Risk Officer of Metro and the Bank
		since December 2004. Prior to joining Metro in December 2004,
		Mr. Huggins was Senior Vice President/Chief Auditor of Fulton
		Finanical Corporation from August 1999 to December 2004.

James R. Ridd	47	Senior Vice President and Chief Credit Officer of Metro and the Bank
		since October 2004. Prior thereto, Senior Vice President and Senior
		Credit Officer of Metro and the Bank since January 2002.

Steve Solk	54	Senior Vice President of Metro and the Bank and Central Pennsylvania Market
		Manager of the Bank since April 2009. Prior to joining Metro in April, Mr. Solk
		was an Executive Vice President with Citigroup from 1987 to August 2008.

COMPENSATION DISCUSSION AND ANALYSIS
Overview

Our Compensation Discussion and Analysis discusses the compensation awarded to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our other three most highly compensated executive officers.  These executives are referred to as the “named executive officers” in this compensation discussion and analysis.  We use the term “executive officers” to refer to all persons designated as “executive officers” pursuant to the Exchange Act and its rules and regulations.  Specifically, we address the following topics in our discussion and analysis of the compensation of the named executive officers:

•	our compensation philosophy and objectives;
•	what our compensation program is designed to reward;
•	the components of and why we pay each component of our executive compensation program;
•	how each component fits into our overall compensation objectives; and
•	how we have determined the amount for each component of executive compensation, including the roles of our Compensation Committee, our management and the compensation consultant.

Compensation Philosophy

The intent of our executive compensation program is to create an environment in which Metro’s compensation objectives as listed below will be achieved.  The program is designed to support Metro’s core values and strategic objectives.  We believe in maintaining a competitive compensation package to attract executive talent and ensure continuity of the management team, all with the goal of increasing shareholder value over the long-term.  In furtherance of Metro’s objective of aligning the interests of executive officers with the long-terms interests of our shareholders, our compensation program focuses on long-term compensation in the form of stock options.  As the grant of stock options allows our executives to share in the growth they create for shareholders, we believe this focus will improve the long-term growth for shareholders.

Compensation Objectives

The objectives of our executive compensation program are as follows:

•	attract, retain, reward and motivate executive officers to achieve Metro’s business objectives;
•	align the interest of executive officers with the long-terms interests of our shareholders;
•	provide compensation packages competitive with those of other similar bank holding companies and banks;
•	encourage stock ownership by our executive officers.

What Our Program is Designed to Reward

Our compensation program is designed to reward hard work; deposit and loan growth; improvement from year to year in total revenues, net income, net income per share and shareholder value; promotion of Metro’s brand and customer loyalty; excellent customer service and long-term service to Metro.

Compensation Components and Why We Pay Each Component

We structure executive compensation to create a relationship between compensation awarded and the individual’s experience, responsibilities and performance, as well as the long-term interests of our shareholders. During 2008, except for Mr. Ritter, our named executive officers did not have employment, severance or change in control agreements. At the recommendation of Metro’s Compensation Committee, the Board of Directors approved employment agreements for Messrs. Nalbandian, Zody and Ridd, effective February 23, 2009.  The Board believed it to be in the best interests of Metro and its shareholders to enter into the employment agreements in an effort to retain the named executive officers and to provide continuity of the executive management team as Metro progressed through the following major events:

•	Termination of the Network Agreement and Master Services Agreement between Metro and TD Bank;
•	Conversion of core system hosting, item processing, deposit and loan processing, electronic banking, data warehousing and various other banking services from TD Bank to Fiserv Solutions, Inc.; and
•	The planned merger with Republic First Bancorp, Inc.

Metro had previously entered into an employment agreement with Mr. Ritter, effective October 15, 2007, his first day of employment with Metro.  Also, Metro did not enter an employment agreement with Mr. Ritrievi due to his resignation from Metro on February 23, 2009.

Compensation for our named executive officers consists of the following components:

•	base salary;
•	annual bonus;
•	stock option awards; and
•	other benefits.

Base Salary

Base salaries for our executive officers are intended to be competitive in order to attract and retain executive talent and are dependent upon the executive’s responsibilities, experience and performance. In determining salaries, the Compensation Committee considers the individual’s position, performance and experience as well as the competitive salary data provided by our compensation consultant.

Bonus

Bonuses are intended to provide a direct, discretionary cash incentive to our named executive officers. The Compensation Committee, with input from our chief executive officer with respect to the other named executive officers, in conjunction with information and analysis provided by our compensation consultant concerning bonuses awarded at other companies, uses its judgment in determining the current year bonus for each named executive officer.  Periodically, the Compensation Committee determines the amount of any bonuses to be awarded to the named executive officers.  In determining bonuses, the Committee reviews and evaluates each executive officer’s performance within the context of Metro’s performance during the previous fiscal year and considers information provided in the compensation consultant’s review.

Option Awards

The focus of Metro’s compensation program is the granting of stock options in order to align executive compensation with Metro’s long-term performance and shareholder return.  The stock option program is also designed to recognize the executive’s responsibilities, experience and performance.  In determining stock option awards, our Compensation Committee considers the performance of the executive and of Metro during the previous year, information and analysis provided by our compensation consultant and the expected performance of the executive during the current year. Stock options granted in 2008 were reflective of each named executive officer’s 2007 performance as well as the expected contribution of each executive officer to Metro’s future success.

In February 2009, upon ratification by the Board, our Compensation Committee, using the same evaluation criteria discussed above, awarded stock options to our executive officers based on each executive officer’s 2008 performance as well as the expected contribution of each executive officer to Metro’s future success. The exercise price for all stock option grants is the closing price of Metro stock on the NASDAQ Global Select Market on the date of grant. Options granted in February 2009 were valued at $6.10 per share using a Black-Scholes option pricing model in accordance with FAS 123(R).

            Beginning in 2006, Metro began expensing stock option grants in accordance with FAS 123(R). When determining the amount of stock options to grant, the Compensation Committee considered the cost of the grant with its potential benefits as a compensation component. We believe that granting stock options effectively balances the objective of aligning executive compensation with Metro’s long-term performance and shareholder return.

Other Benefits

Metro provides the named executive officers with other benefits, reflected in the Summary Compensation Table under the heading, “All Other Compensation.” We believe these benefits are reasonable, competitive and consistent with our overall compensation structure. The cost of these benefits is not material to each named executive officer’s total compensation. Benefits include: life insurance premiums; long-term disability insurance premiums; long-term care insurance premiums; 401(k) matching contributions; personal use of a company car or automobile allowance; and country club dues. We believe that such benefits are comparable to benefits offered to executive officers by other employers and a necessary component of compensation to attract and retain executive officers.

            At a level equal to all employees, Metro offers a comprehensive benefits package for health, dental and vision insurance coverage to all full-time employees, including the named executive officers, their spouses and dependent children. Metro pays a portion of the premiums for the coverage selected and the amount paid varies with each health, dental and vision plan.  All of the named executive officers have elected one of the standard coverage plans available. Except for the chief executive officer, Metro does not provide post retirement health, dental or vision benefits to its named executive officers or to any other employee.  Pursuant to Mr. Nalbandian’s employment agreement, he is to receive medical insurance coverage for himself and his dependents, if any, for his life.

Metro offers an employee stock purchase plan to all of our employees in an effort to advance the interests of Metro and our shareholders by encouraging our employees to acquire a stake in the future of Metro through the purchase of shares of our common stock, thereby aligning the interests of the employees with those of our shareholders.  Our named executive officers are eligible to participate in this plan on the same terms as all other employees.

Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interests of our shareholders for our executive officers and directors to own Metro’s common stock. “Stock ownership” includes stock owned directly, stock owned indirectly through our 401(k) plan and stock option grants. While the Compensation Committee has not established stock ownership guidelines or requirements, we encourage all executive officers and directors to own stock through one of these means.

How Each Compensation Component Fits into Our Compensation Objectives

           Each component of our compensation program is designed to provide a competitive compensation package that will attract, retain, reward and motivate our executive officers to achieve Metro’s business objectives.  In addition, the stock option program effectively aligns the interests of our executive officers with the long-term interests of our shareholders because the value of the stock options is dependent upon increases in Metro’s stock price after the date that the options are granted.  The stock option program also encourages stock ownership by our executive officers.  As discounted stock options, reload stock options or re-pricing of stock options would be counter to our objective of aligning the interests of executive officers with the long-terms interests of our shareholders, our stock option plan does not permit such grants.  In furtherance of our philosophy of ensuring continuity of management and to encourage a long-term perspective, stock options are not exercisable until one year after the date of grant and then are exercisable ratably over four years.  Stock options expire no later than ten years from the date of grant.

How We Have Determined the Amount of Compensation

Role of the Compensation Committee

A central role of the Compensation Committee is to assist our Board in carrying out the Board’s responsibilities relating to the compensation of Metro’s executive officers and directors.  Subject to ratification by the full Board of Directors, the Compensation Committee has overall responsibility for oversight, evaluation, assessment and approval of (i) executive officer compensation plans and programs, (ii) all compensation programs involving the issuance of stock options and (iii) director compensation plans and programs. The Compensation Committee typically reviews and determines executive compensation in February of each year.  However, in October 2008, the Compensation Committee recommended, and Metro’s Board of Directors approved, increases in base salary (effective November 3, 2008) and cash bonuses for the named executive officers based upon the significantly increased level of responsibility for each named executive officer associated with each of the following:

•	The negotiation of and the termination of the Network Agreement and Master Services Agreement between Metro and TD Bank;

•  Conversion of core system hosting, item processing, deposit and loan processing, electronic banking, data warehousing and various other banking services from TD Bank to another service provider; and

•	The merger negotiations with and planned merger with Republic First Bancorp, Inc.

At its February meeting when it sets the named executive officer’s compensation for the year, the Compensation Committee reviews the performance of Metro and each of the named executive officers during the previous year.  Factors included in compensation decisions for executive officers include, but are not limited to:

•	financial measurements of Metro’s performance such as asset, deposit and loan growth, total revenues, net income, net income per share, asset quality and shareholder returns;
•	evaluation of the performance of each executive in the following areas:
o	promotion of Metro brand;
o	execution of Metro model;
o	enforcement of Metro culture; and
o	achievement of operational and/or industry excellence by improving the customer experience;
•	competitive data from compensation consultants; and
•	the report of the compensation consultant.

The Committee does not establish individual target performance levels for Metro’s named executive officers.  The Committee’s broader and more general approach to setting compensation involves an assessment of the previous year, with a consideration of the economic and regulatory environment during the year and the executives’ response to such environment.  The Committee also considers the expected work load and challenges facing the executives in the current year.  In setting compensation for 2008, the Committee placed significance on the fact that during 2008, without any additional staff, Metro would implement plans and procedures in order to comply with an agreement that it had entered into with the Office of the Comptroller of the Currency (“OCC”).  The Committee also considered the measures that the executives had taken during 2007 to minimize the impact on Metro’s earnings of an extended inverted yield curve.   In awarding bonuses for fiscal year 2007, the Committee placed considerable weight on the named executives’ response to additional inquiries from the OCC while continuing to run the business in addition to the executives’ implementation of plans and procedures in order to comply with the agreement with the OCC.

Our Compensation Committee generally does not follow compensation formulas or react to short-term changes in Metro’s performance in determining the amount and mix of compensation components. We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking.  We believe that information regarding pay practices at other banks and bank holding companies is useful, in that we recognize that our compensation practices must be competitive in the marketplace.  However, this marketplace information is only one of the factors that we consider in assessing the level and compensation of executive officer compensation.  See the discussion below regarding the role of the compensation consultant in determining executive compensation.

            Role of Management in Determining or Recommending Compensation

Committee Chairman Hassman works with Chief Executive Officer (“CEO”) Nalbandian in establishing meeting agendas.  The Committee typically meets with the CEO and other executive officers in its general discussions of our compensation policies and programs.  However, the Committee meets in executive session without any members of management present to determine specific compensation packages for the named executive officers.  The CEO provides the Committee with performance evaluations and makes recommendations concerning the amount and composition of compensation to be awarded to our named executive officers, excluding himself. In addition, the Committee has opportunities throughout the year to observe the performance of the named executive officers during monthly Board of Directors meetings when the executives present to the Board the financial performance and associated risks in each executive’s area of responsibility. The Compensation Committee reviews and considers the CEO’s recommendations and makes a final determination, subject to ratification by the full Board.

Role of Compensation Consultant in Determining Executive Compensation

The Compensation Committee periodically retains the services of the Pierson Group, an independent compensation consultant, to evaluate Metro’s executive compensation.  The Compensation Committee directed the consultant to review and compare salary, bonus and stock option awards for Metro’s named executive officers (those named in Metro’s 2007 Proxy Statement) to several groups of banks and bank holding companies similar in size to Metro, as well as those banks with which Metro directly competes.  Because neither the Chief Operating Officer nor the Chief Credit Officer were named executive officers in 2006, they were not included in the review. However, the review provided market data for the Chief Operating Officer position at comparable banks and bank holding companies even though the position was vacant for Metro at that time.

In its review and comparison, the Pierson Group used published salary surveys and Proxy Statement compensation data of the following banks and bank holding companies:

Organization
ACNB Corp. (PA)
Alliance Financial Corp. (NY)
AmeriServ Financial Inc. (PA)
Arrow Financial (NY)
Berkshire Bancorp (NY)
Bryn Mawr Bank Corp. (PA)
Center Bancorp (NJ)
Citizens & Northern (PA)
CNB Financial Corp. (PA)
Community Banks, Inc. (PA)
First Chester (PA)
First Mariner Bancorp (MD)
First United Corp. (MD)
First National Community Bancorp (PA)
First of Long Island (NY)

Fulton Financial (PA)
Greater Community Bancorp (NJ)
IBT Bancorp Inc. (PA)
Intervest Bancshares (NY)
Leesport Financial Corp (PA)
National Penn Bancshares, Inc. (PA)
Peapack Gladstone (NJ)
Republic First Bancorp (PA)
Royal Bancshares of PA (PA)
Shore Bancshares Inc. (MD)
State Bancorp Inc. (NY)
Sterling Financial Corp. (PA)
Suffolk Bancorp (NY)
Susquehanna Bancshares (PA)

The Pierson Group reported to the Committee that the 2006 base salaries of Metro’s CEO, CFO and Chief Risk Officer were below the median or 50th percentile, of the competitive market. The base salary of the Chief Lending Officer was above the median, but well less than the 75th percentile.  With respect to bonuses, the Pierson Group reported that bonus levels as a percent of base salary were considerably less than the market levels. Stock option grants, however, were found by the consultant to exceed those offered by competitive banks (although not sufficiently high to make up for the competitive gap in total direct compensation).  The Compensation Committee reviewed the information provided by the consultant and determined that Metro’s executive compensation program is consistent with Metro’s practice of focusing on stock option grants while maintaining competitive, short-term cash compensation. The Compensation Committee determined that the salary, bonus and stock option awards (considered to be total direct compensation by the compensation consultant) for each named executive officer in 2008 fell within a reasonable range of compensation paid to executive officers of comparable companies and was consistent with the Compensation Committees’ desire to target compensation for Metro’s named executive officers to the top 25th percentile.

 Chief Executive Officer Compensation

In determining salary and bonus for Mr. Nalbandian, the Compensation Committee evaluated his individual performance, within the context of Metro’s performance, as well as his individual contributions to Metro’s performance.  His bonus was awarded based upon that evaluation.  The additional base salary awarded to Mr. Nalbandian by the Board of Directors in November 2008 was due to his significantly increased responsibilities as previously mentioned with respect to the termination of the agreements with TD Bank, the conversion of the Banks’ systems to a new service provider and his negotiation and due diligence regarding the pending merger with Republic First Bancorp.

Mr. Nalbandian was awarded stock options in 2008 based upon his 2007 individual performance as well as his expected contribution to Metro’s future success.  He was awarded stock options in February 2009 based upon his 2008 performance as well as his expected contribution to Metro’s future success.

The Compensation Committee believes that the 2008 compensation for Mr. Nalbandian is consistent with Metro’s compensation philosophy and objectives.

Other Executive Officer Compensation

The Compensation Committee believes salaries are dependent upon the responsibilities, experience and performance of each executive officer.

In determining bonuses for Messrs. Zody, Ritrievi, Ritter, and Ridd, the Compensation Committee evaluated the individual performance of each executive, within the context of Metro’s performance, and the individual contribution of each executive to Metro’s performance.  Bonuses were awarded based on that evaluation.

Each executive officer was awarded stock options in 2008 reflective of the individual performance of each executive in 2007 as well as the expected contribution of each executive to Metro’s future success.  The named executive officers were awarded stock options in February 2009 based upon the individual performance of each executive in 2008 as well as the expected contribution of each executive to Metro’s future success.

The Compensation Committee believes that the 2008 compensation for these executives is consistent with our overall compensation philosophy and objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2008

The following table is a summary of certain information concerning the 2006, 2007 and 2008 compensation awarded or paid to, or earned by Metro’s Chief Executive Officer, Chief Financial Officer and each of Metro’s other three most highly compensated executive officers during 2008, collectively referred to as the “named executive officers”.

Name and		Salary	Bonus	Option Awards	All Other Compensation	Total
Principal Position	Year	($)	($)	($)1	($)2	($)

Gary L. Nalbandian	2008	$397,600	$50,000	$229,453	$37,824	$714,877
Chairman, President and	2007	345,000	50,000	145,651	32,114	572,765
Chief Executive Officer	2006	325,000	30,000	67,760	29,581	452,341
of Metro and the Bank

Mark A. Zody	2008	$205,500	$32,000	$79,481	$18,291	$335,272
Chief Financial Officer	2007	175,000	20,000	50,746	16,644	262,390
of Metro and the Bank	2006	162,500	15,000	24,200	16,115	217,815

Rory G. Ritrievi	2008	$234,700	$32,000	$86,958	$13,262	$366,920
Chief Lending Officer	2007	205,000	20,000	55,611	11,139	291,750
of Metro and the Bank3	2006	192,500	15,000	26,620	9,724	243,844

Mark A. Ritter	2008	$205,300	$8,000	$19,739	$17,430	$250,469
Chief Operating Officer
of Metro and the Bank4

James R. Ridd	2008	$167,300	$16,000	$26,171	$6,637	$216,108
Chief Credit Officer	2007	154,000	10,000	17,028	5,780	186,808
of Metro and the Bank	2006	150,000	5,000	8,079	5,609	168,688

1
This column shows the dollar amount recognized for financial statement reporting purposes for the years listed for the fair value of stock options granted to each of the named executive officers in accordance with FAS 123(R).  This amount includes options granted in 2006, 2007 and 2008, as vesting for options granted prior to July 1, 2005 was accelerated in December 2005.  Options granted in 2008 were valued at $10.53 using a Black-Scholes option pricing model in accordance with FAS 123(R).  For a discussion of the valuation assumptions used, see Note 14 to Metro’s Notes to Consolidated Financial Statements included in Metro’s annual report on Form 10-K for the year ended December 31, 2008.

2
Includes for fiscal year 2008 (a) annual retainer and monthly director meeting fees for Mr. Nalbandian of $25,900; (b) contributions by the Bank to the executive officer’s 401(k) Retirement Savings Account in the amounts of $5,576 for Mr. Nalbandian, $5,662 for Mr. Zody, $5,659 for Mr. Ritrievi, $5,501 for Mr. Ritter, and $4,512 for Mr. Ridd, and (c) Long Term Care insurance premiums in the amounts of $1,951 for Mr. Nalbandian, $842 for Mr. Zody, $842 for Mr. Ritrievi, $979 for Mr. Ritter, and $864 for Mr. Ridd.  Amounts in this column also include the personal use of a Bank provided automobile for Messrs. Nalbandian, Zody, Ritrievi and Ridd; car allowance paid to Mr. Ritter; amounts paid for country club dues for Mr. Ritrievi and Mr. Ritter; and amounts paid for life insurance premiums and long-term disability premiums for Mr. Zody.

3	Mr. Ritrievi terminated his employment with Metro on February 23, 2009.

4	Mr. Ritter commenced his employment with Metro in October 2007 and, therefore, was not a named executive officer in 2007 or 2006.

Employee Stock Option Plan

In 1996, Metro’s shareholders approved the 1996 Employee Stock Option Plan (the “1996 Plan”) which provided for 1,254,738 shares of common stock (adjusted for all stock dividends and stock splits) for issuance under the 1996 Plan to officers and key employees of Metro and the Bank. Pursuant to the 1996 Plan, stock options were granted which qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as incentive stock options as well as stock options that do not qualify as incentive stock options.  The 1996 Plan expired on December 31, 2005 and no further options may be granted under the 1996 Plan.  As of October 9, 2009, options to purchase 331,820 shares of Metro’s common stock (as adjusted for all stock dividends and stock splits) were outstanding under the 1996 Plan.

In 2005, the Board of Directors adopted and Metro’s shareholders approved the adoption of the 2006 Employee Stock Option Plan (the “2006 Plan”) for the officers and employees of Metro and the Bank.  The 2006 Plan commenced January 1, 2006 and replaced the 1996 Plan. We initially reserved 500,000 shares of common stock and in 2008, the shareholders authorized an additional 500,000 shares for issuance under the 2006 Plan. The 2006 Plan will expire December 31, 2015.  The purpose of the 2006 Plan is to provide additional incentive to officers and employees of Metro and the Bank by encouraging them to invest in Metro’s common stock and thereby acquire a proprietary interest in Metro and an increased personal interest in Metro’s continued success and progress. As of October 9, 2009, options to purchase 439,705 shares of Metro’s common stock were outstanding under the 2006 Plan.

The 1996 Plan and the 2006 Plan are collectively referred to as the “Employee Plans”.

The Employee Plans are administered by the Compensation Committee, which is appointed by the Board of Directors and consists only of independent directors who are not eligible to receive options under the Employee Plans. The Compensation Committee determines, among other things, which officers and employees receive options, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option grant, the rate of option exercisability and, subject to certain other provisions to be discussed below, the option price and duration of the option. Incentive stock options first exercisable by an employee in any one year under the Employee Plans may not exceed $100,000 in value (determined at the time of grant). The Compensation Committee may, in its discretion, modify or amend any of the option terms herein described, provided that if an incentive stock option is granted, the option as modified or amended continues to be an incentive stock option.

In the event of any change in the capitalization of Metro, such as by stock dividend, stock split or what the Board of Directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plans will be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors. The option price for options issued must be at least equal to 100% of the fair market value of Metro’s common stock as of the date the option is granted.

Options granted after July 1, 2005 pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable evenly over four years from the date of grant. The Compensation Committee has the authority to provide for a different rate of option exercisability for any optionee.

Except as otherwise authorized by the Compensation Committee with respect to non-qualified stock options only, options are not transferable, except by will or the laws of descent and distribution in the event of death.

Under the Employee Plans, unless terminated earlier by the option's terms, both incentive stock options and non-qualified stock options expire ten years after the date they are granted. Options terminate three months after the date on which employment is terminated, other than by reason of retirement, death or disability. The option terminates three years from the date of termination due to retirement or death and one year from the date of termination due to disability (but not later than the scheduled termination date). During an optionee’s lifetime, the option is exercisable only by the optionee including, for this purpose, the optionee's legal guardian or custodian in the event of disability.

During 2008 Metro granted stock options to purchase an aggregate of 138,525 shares of Metro’s common stock at an average price of $27.00 per share under the 2006 Metro Employee Stock Option Plan.  During 2008 a total of 108,095 options were exercised under the Employee Plans.

On December 16, 2005 Metro’s Board of Directors approved the accelerated vesting of all outstanding unvested stock options awarded prior to July 1, 2005 to employees and directors.  This acceleration was effective as of December 18, 2005.  The decision to accelerate the vesting of the options was to enable Metro to reduce the amount of non-cash compensation expense that would have been recorded in Metro’s income statement in future periods upon the adoption of Financial Accounting Standards Board (FASB) Statement No. 123(R), “Share-Based Payment” in January 2006.  Metro has placed a restriction on the members of senior management and the Board of Directors that prevents the sale, or any other transfer, of any stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual’s termination of employment.

Executive Stock Option Grants in Fiscal Year 2008

The following table shows the stock options granted to the named executive officers in 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

Name	Grant Date	Number of Securities Underlying Options1	Exercise or Base Price of Option Awards2	Grant Date Fair Value of Stock and Option Awards3

Gary L. Nalbandian	2/22/2008	32,000	$27.00	$336,879

Mark A. Zody	2/22/2008	11,000	27.00	115,802

Rory G. Ritrievi	2/22/2008	12,000	27.00	126,329

Mark A. Ritter	2/22/2008	9,000	27.00	94,747

James R. Ridd	2/22/2008	3,500	27.00	36,846

1
This column shows the number of stock options granted in 2008 to each named executive officer.  These options are not exercisable until one year after the date of grant and then vest evenly over a four-year period beginning February 22, 2009.  Continuation of employment is the only vesting condition.

2	The column shows the exercise price for the options granted in 2008 to each named executive officer. This was the closing market price on the date of grant of these options.

3
This column shows the full grant date fair value, under FAS 123(R), of stock options granted to each named executive officer in 2008.  The full grant date fair value is the total amount Commerce will recognize for financial statement reporting purposes over the option awards vesting schedule.  Options granted in 2008 were valued at $10.53 using a Black-Scholes option pricing model in accordance with FAS 123(R).  For a discussion of the valuation assumptions used, see Note 1 to Metro’s Notes to Consolidated Financial Statements included in Commerce’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The table on the following page sets forth certain information as of December 31, 2008 regarding the number of vested and unvested stock option awards for each named executive officer, as adjusted for all stock splits and stock dividends through December 31, 2008.  Each grant is shown separately for each named executive officer.

	Option	Number of Securities Underlying Unexercised Options-	Number of Securities Underlying Unexercised Options-	Option Exercise	Option Expiration
Name	Grant Date	Exercisable	Unexercisable1	Price2	Date

Gary L. Nalbandian	11/17/2000	24,309		$12.13	11/17/2010
	11/16/2001	34,728		15.55	11/16/2011
	2/21/2003	31,499		17.98	2/21/2013
	2/20/2004	30,000		25.38	2/20/2014
	2/18/2005	22,500		33.50	2/18/2015
	2/17/2006	14,000	14,000	31.25	2/17/2016
	2/16/2007	8,125	24,375	28.51	2/16/2017
	2/22/2008		32,000	27.00	2/22/2018

Mark A. Zody	11/17/2000	6,077		$12.13	11/17/2010
	11/16/2001	8,102		15.55	11/16/2011
	2/21/2003	8,399		17.98	2/21/2013
	2/20/2004	8,500		25.38	2/20/2014
	2/18/2005	5,250		33.50	2/18/2015
	2/17/2006	5,000	5,000	31.25	2/17/2016
	2/16/2007	2,750	8,250	28.51	2/16/2017
	2/22/2008		11,000	27.00	2/22/2018

Rory G. Ritrievi	11/17/2000	9,938		$12.13	11/17/2010
	11/16/2001	11,576		15.55	11/16/2011
	2/21/2003	10,500		17.98	2/21/2013
	2/20/2004	10,000		25.38	2/20/2014
	2/18/2005	6,250		33.50	2/18/2015
	2/17/2006	5,500	5,500	31.25	2/17/2016
	2/16/2007	3,000	9,000	28.51	2/16/2017
	2/22/2008		12,000	27.00	2/22/2018

Mark A. Ritter	2/22/2008		9,000	$27.00	2/22/2018

James R. Ridd	11/17/2000	6,077		$12.13	11/17/2010
	11/16/2001	5,788		15.55	11/16/2011
	2/21/2003	5,250		17.98	2/21/2013
	2/20/2004	5,000		25.38	2/20/2014
	2/18/2005	3,000		33.50	2/18/2015
	2/17/2006	1,750	1,750	31.25	2/17/2016
	2/16/2007	875	2,625	28.51	2/16/2017
	2/22/2008		3,500	27.00	2/22/2018

1  These options vest at a rate of 25% of the total grant per year, beginning one year after the grant date. Accordingly, options granted in 2006, 2007 and 2008 will be fully vested in February 2010, 2011 and 2012 respectively.

2 - This was the closing market price (adjusted for stock dividends and stock splits) of Metro’s common stock on the date of grant of these options.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

	Number of Shares
	Acquired	Value Realized
Name	on Exercise	On Exercise

Gary L. Nalbandian	52,3261	$866,532

Mark A. Zody	18,3122	302,314

Rory G. Ritrievi	-	-

Mark A. Ritter	-	-

James R. Ridd	13,0813	213,657

1
On November 13, 2008, Mr. Nalbandian exercised 26,801options with an exercise price of $10.73 per share and a market price of $25.50 per share. Upon exercise, 11,279 shares were turned in for the exercise cost. He received 15,522 net shares.  On Decemer 10, 2008, Mr. Nalbandian also exercised 25,525 options with an exercise price of $9.11 per share and a market price of $27.55 per share.  Upon exercise, 8,442 shares were turned in for the exercise cost. He received 17,083 net shares.

2
On November 20, 2008, Mr. Zody exercised 9,379 options with an exercise price of $10.73 per share and a market price of $25.40 per share. Upon exercise, 3,963 shares were turned in for the exercise cost. He received 5,416 net shares.  On Decemer 10, 2008, Mr. Zody also exercised 8,933 options with an exercise price of $9.11 per share and a market price of $27.55 per share.  Upon exercise, 2,954 shares were turned in for the exercise cost. He received 5,979 net shares.

3
On November 13, 2008, Mr. Ridd exercised 6,700 options with an exercise price of $10.73 per share and a market price of $25.50 per share. Upon exercise, 2,831 shares were turned in for the exercise cost. He received 3,869 net shares.  On Decemer 16, 2008, Mr. Ridd also exercised 6,381 options with an exercise price of $9.11 per share and a market price of $27.19 per share.  Upon exercise, 2,138 shares were turned in for the exercise cost. He received 4,243 net shares.

Potential Payments Upon Termination or Change in Control

Upon termination of employment for any reason, each named executive officer would be entitled to receive payment of salary for time worked through the date of termination of employment.  In addition, except in the event of termination due to misconduct, each executive would be entitled to exercise all vested unexercised stock options as shown in the Outstanding Equity Awards table. In the event of termination due to misconduct, as determined in the reasonable judgment of management of Metro, all stock options granted shall be forfeited and rendered unexercisable.

The Employee Stock Option Plan does not provide for accelerated vesting of options in the event of a change in control of Metro.  Consequently, if a change in control of Metro had occurred on December 31, 2008 (the last business day of the year), each of the named executive officers would have been entitled to exercise all of the vested unexercised stock options listed in the column “Number of Securities Underlying Unexercised Options-

Exercisable” in the Outstanding Equity Awards table.  The closing price of Metro's common stock on December 31, 2008 was $26.66.

As of December 31, 2008, except for Mr. Ritter, the named executive officers did not have employment agreements or any other benefit arrangement that would be triggered by a termination of employment.  Mr. Ritter’s employment agreement provides that he will receive the following if his employment is terminated other than for cause or if he should resign for good reason (as defined in his employment agreement):

•	Full base salary through the date of termination in accordance with the regular payroll practices of Metro and any other compensation due for services rendered.

•
A lump sum severance payment equal to two (2) times his average annual base salary in effect during the twenty-four (24) months immediately preceding his termination.  As of December 31, 2008, this amount would have been $410,600.

•
Participation in medical, disability, hospitalization and life insurance benefits for a period of one (1) year, expect that should he accept subsequent employment during the one (1) year period following the date of termination, continuation of any medical, disability, hospitalization or life insurance will cease to the extent any such benefit is provided through his subsequent employer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement captioned “Compensation Discussion and Analysis.” Based on this review and discussion, the Committee recommended to the Board of Directors that this section be included in this Proxy Statement for the year ended December 31, 2008.

COMPENSATION COMMITTEE
By:  Alan R. Hassman, Chairman
Douglas S. Gelder
Michael A. Serluco

Equity Compensation Plan Information

The following table contains information about Metro’s equity compensation plans as of December 31, 2008:
Number of securities
remaining available for
	Number of securities to	Weighted average	future issuance under equity
	be issued upon exercise of	exercise price of	compensation plans
	outstanding options, warrants	oustanding options,	(excluding securities reflected
	and rights	warrants and rights	in column (a))
Plan Category	(a)	(b)	(c)1

Equity compensation
plans approved by
security holders	943,915	$24.42	781,786

Equity compensation
plans not approved
by security holders	N/A	N/A	N/A

TOTAL	943,915	$24.42	781,786

1 Includes total shares available for employees through the 2006 Employee Stock Option Plan and also shares available for directors through the 2001 Directors Stock Option Plan.

OTHER BUSINESS

At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the Annual Meeting other than the election of directors.  If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxy holders see fit.

INDEPENDENT PUBLIC ACCOUNTANTS

Our principal accountant during 2008 and until October 1, 2009, was Beard Miller Company LLP (“BMC”), 320 West Market Street, Harrisburg, PA 17101.  On October 1, 2009, Metro was notified that the audit practice of BMC had been combined with Parente Randolph to form ParenteBeard, LLC (“ParenteBeard”).  In the transaction, BMC combined its operations with Parente Randolph and certain of the professional staff and partners of BMC joined ParenteBeard either as employees or partners of ParenteBeard. On October 1, 2009, BMC resigned as the auditors of Metro and with the approval of the Audit Committee, ParenteBeard was engaged as its independent registered public accounting firm.

Prior to engaging ParenteBeard, Metro did not consult with ParenteBeard regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on Metro’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by Metro in reaching a decision as to any such accounting, auditing or financial reporting issue.

The reports of the independent registered public accounting firm of BMC regarding Metro’s financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009, the date of BMC’s resignation, there were no disagreements with BMC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BMC would have caused it to make reference to such disagreement in its reports.

None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2008 and 2007, or during the interim period from the end of the most recently completed fiscal year through October 1, 2009.

The Audit Committee has selected ParenteBeard to be our principal accountant for 2009.  Representatives of ParenteBeard are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Sarbanes Oxley Act of 2002 and the auditor independence rules of the SEC require all public accounting firms who audit public companies to obtain authority from their respective audit committees in order to provide professional services without impairing independence.  Before BMC performed any services for Metro, the Audit Committee was informed that such services were necessary and was advised of the estimated costs of such services.  The Audit Committee then decided whether to approve BMC’s performance of the services.  In 2008, all services performed by BMC were approved in advance pursuant to these procedures.  The Audit Committee determined that the performance by BMC of tax services was compatible with maintaining that firm’s independence.  The same procedures are now applied to any services that are performed by ParenteBeard.

Fees Billed by Independent Public Accountants

Fees for professional services provided by Beard Miller Company LLP were as follows for the last two fiscal years:

	2008	2007
Audit Fees1	$281,392	$196,975
Audit-Related Fees2	14,135	13,399
Tax Fees3	15,125	9,234

	$310,652	$219,608

1
Includes professional services rendered for the audit of Metro’s annual financial statements and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act, the student loan audit and procedures relating to SEC filings), including out-of-pocket expenses.

2
Assurance and related services reasonably related to the performance of the audit or review of financial statements include the employee benefit plan audit and other attest services not required by statue or regulations.

3	Tax fees include the preparation of state and federal tax returns and related tax questions and research.

The 2008 fees were approved in accordance with the Audit Committee’s policy.  The de minimus exception (as defined in Rule 202 of the Sarbanes-Oxley Act) was not applied to any of the 2008 or 2007 total fees.

Shareholder Proposals for the 2010 Annual Meeting of Shareholders

Under Metro’s Bylaws, no shareholder proposal may be brought before an Annual Meeting of Shareholders unless the proposal is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a shareholder entitled to vote who has delivered notice to Metro (containing information specified in the Bylaws) These requirements are separate from and in addition to the SEC’s requirements set forth in Rule 14a-8 that a shareholder must meet in order to have a shareholder proposal included in Metro’s Proxy Statement.

Generally, a proposal must be submitted to Metro not less than 120 days prior to the anniversary of the mailing of the previous year's Proxy Statement. However, the 2009 Annual Meeting is being held later than the time at which the Metro normally holds its Annual Meeting and consequently, the Proxy Statement is being mailed later than usual.  Metro has historically held its Annual Meeting during the third week in May and plans to resume this practice in 2010. While no definite dates have been set, Metro plans to hold its 2010 Annual Meeting during the week of May 17, with a mailing date approximately five weeks prior to this time.  Under these circumstances, Metro has determined that a shareholder wishing to submit a proposal for consideration at the 2010 Annual Meeting of Shareholders, should do so no later than January 29, 2010.

If the Corporate Secretary of Metro receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date and such proposal is not excludable under SEC Rule 14a-8, the proposal will be included in Metro’s Proxy Statement and proxy card.  Metro will include in its Proxy Statement the nature of such proposal and how Metro believes shareholders should vote on such proposal.  If the proposal is properly presented at the 2010 Annual Meeting of Shareholders, the proxies appointed by Metro will vote on such proposal as directed by the shareholders.  If a proxy card is returned with no direction as to how the proxy holders should vote, the proxies appointed by Metro may exercise discretionary authority in voting on such proposal.

The presiding officer of the meeting may refuse to permit any proposal to be made at an Annual Meeting by a shareholder who has not complied with all of the governing Bylaw procedures, including receipt of the required notice by the Corporate Secretary for Metro by the date specified. If a shareholder proposal is received by

 Metro after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2010 Annual Meeting of Shareholders, the proxies appointed by Metro may exercise discretionary authority when voting on such proposal.

If the date of our next Annual Meeting is advanced or delayed by more than 30 days from May 21, 2010, we will promptly inform you of the change of the Annual Meeting and the date by which shareholder proposals must be received.

ANNUAL REPORT

Metro sends only one annual report to shareholders sharing the same address.  We will promptly deliver a separate copy of the annual report to a security holder at a shared address to which we sent a single copy, upon our receipt of a written request sent to the address below.  If you wish to receive a separate copy of the annual report in the future, notify Metro at the phone number or address below.  You can also request that we send only a single copy of the Proxy Statement to security holders at a shared address, by sending written notice to the address below.

Additionally, you can obtain an electronic copy of Metro’s Annual Report on Form 10-K for the year ended December 31, 2008 by visiting our website at www.mymetrobank.com or you may obtain a hard copy at no charge by writing to:

Sherry Richart, Investor Relations
Metro Bancorp, Inc.
3801 Paxton Street
Harrisburg, PA 17111
1-800-653-6104

RETURN OF PROXY

You should sign, date and return the enclosed proxy card as soon as possible whether or not you plan to attend the meeting in person.  If you do attend the meeting and desire to vote in person, you may then withdraw your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

PETER J. RESSLER
Secretary

Harrisburg, Pennsylvania
November 5, 2009

PROXY

METRO BANCORP, INC.
3801 Paxton Street
Harrisburg, PA  17111
Telephone:  (888) 937-0004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF METRO BANCORP,INC.

The undersigned hereby appoints Douglas S. Gelder and Howell C. Mette as Proxies, each with the power to appoint his substitute, and authorizes them to represent and vote, as designated below, all the shares of common stock of Metro Bancorp, Inc. held of record by the undersigned on October 9, 2009 at the Annual Meeting of Shareholders to be held on December 9, 2009.

1.       ELECTION OF DIRECTORS:

For all Nominees Listed Below ________	Withhold Authority_________
(except as indicated below)

Gary L. Nalbandian, James R. Adair, John J. Cardello, Jay W. Cleveland, Jr., Douglas S. Gelder, Alan R. Hassman, Michael A. Serluco,
Howell C. Mette, Samir J. Srouji, M.D.

   INSTRUCTION:          To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space immediately below.

2.       OTHER BUSINESS:

Take action on other business, which may properly come before the meeting.

FOR_____  AGAINST_____ ABSTAIN_____

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION OR DIRECTION IS MADE, THEY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” ANY OTHER BUSINESS IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.  THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE.

Dated this day of , 2009.		(SEAL)
Signature
(SEAL)
Signature

When shares are held by joint tenants, both should sign.  If signing as attorney, executor, administrator, trustee,
guardian, custodian, corporate official or in any other
fiduciary or representative capacity, please give your full
title as such.

Please sign your name exactly as it appears on this proxy, and mark, date and return this proxy as soon as possible in the enclosed envelope.  No postage is necessary if mailed in the United States in the enclosed self-addressed envelope.